Exhibit 10.12

May 7, 2012

Mr. Stewart Glendinning
27991 Hidden Village Drive
Evergreen, Colorado 80439

Dear Stewart:

I am pleased to confirm the terms of your upcoming assignment as President and Chief Executive Officer of Molson Coors UK, subject to approval by the Molson Coors Board of Directors. This assignment will be effective as of the closing date of Molson Coors purchase of Starbev and will be subject to the following terms as well as approval by the Compensation and Human Resources Committee:

•	Your base salary as well as your short- and long-term incentive targets will continue at their current level.

◦	The individual and business unit components of your annual MCIP award will be based on criteria to be agreed between you and me.

•
On the first trading day of the month following the commencement of this assignment, you will be granted Molson Coors restricted stock units in the amount of $300,000, vesting in two equal installments on the first and second anniversary of the grant date.

•
This assignment is located in Burton-on-Trent, and will be subject to the terms of the Molson Coors Short-Term International Assignment Policy with certain enhancements, including but not limited to the following:

o	Continued participation in all US benefits and perquisites;

o	A housing and utilities allowance based on a furnished, executive-quality three bedroom home in the assignment location;

o	A cost of living allowance or per diem;

o	A car in the assignment location; and

o	Tax return preparation and tax equalization for the duration of the assignment and

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416

for the US tax year immediately following the conclusion of the assignment.
It is anticipated that this assignment will last for approximately one year.

Stewart, I am very excited with the prospect of your assuming this key leadership role. Please let me know if you have any questions.
Congratulations!
Regards,
/s/ Peter Swinburn
Peter Swinburn
cc: Sam Walker

1555 Notre-Dame Street East, Montreal, Quebec H2L 2R5 CANADA        1225 17th Street, Denver, CO 80202 USA
T. +1 514 521 1786 F. +1 514 598 6866     www.molsoncoors.com    T.+1 303 927 BEER F. +1 303 927 2416